Form of Employment Agreement

between

STF Technologies, Zrt

and

Attila Horvath

STF Technologies Zrt
Konkoly Thege ut 29
H-1121 Budapest
Hungary
(the "Company")

and

Attila Horvath
_____________________
____________________
Hungary
(the "Executive”)

have today entered into the following

Employment Agreement

1	General Duties of the Executive; Reporting Functions

1.1
With effect from ___________ __ 2008 (which is the date of entry into work) and for a period expiring on December 31, 2014, the Executive is employed as member of the Board of Directors and Chief Operating Officer of the Company. In addition, the Executive shall also serve (for no additional compensation other than as provided in this Agreement) as the Chief Operating Officer of Buda Solar Technologies Co., Ltd., a wholly-owned subsidiary of the Company, hereinafter “BudaSolar”). The Executive shall be fully liable for the termination of his position and/or his employment deriving from that in case he (either as executive to be appointed or as a shareholder of the Company) acts against or omits to provide the declaration, approvals, vote(s) necessary for the extension of his position at the Company as Chief Operating Officer.

1.2
The Executive shall be the Chief Operating Officer of the Company and of BudaSolar primarily responsible for the manufacture and sale of PV Equipment, sales leadership and dealings with the distributors, dealers and representatives of the Company, management transition, product line integration and corporate strategy. In addition, the Executive shall have authority and responsibility over key aspects of the operations of the Company and BudaSolar, particularly with respect to areas of research, product development, product strategy, product fulfillment and day-to-day operations.

1.3
The Executive shall report to the President of the Company and the General Manager of BudaSolar and to the Board of Directors of the Company and BudaSolar. The Executive shall also be subject to the operating instructions and guidelines laid down Board of Directors of the Company which are annexed hereto as Exhibit A and made a part hereof (the “Operating Guidelines”).

1.4	The Employee shall perform work at the premises of the Company.

1.5
Subject to the provisions of this Article I, the Company’s rights in respect of the Executive shall be exercised by the Board of Directors of the Company. In case the Articles of Association of the Company or the procedures for reporting established by the Board of Directors of the Company provides otherwise, the Executive shall be informed of such change in the person exercising Employer’s rights in writing. In case of decisions passed by the Board of Directors regarding the exercising of the Company’s rights over the Executive, the Executive shall not vote and shall not be considered at the establishment of a quorum of directors.

1.6	The Employer and the Executive acknowledge that the Executive is considered as an executive employee under the terms of Clause 188 Paragraph (1) of the Labor Code.

1.7	As used in this Agreement:

(a)	The term “Affiliate” shall mean any individual, firm, corporation, partnership or other entity (each a “Person”) controlled by, controlling or under common control with, any other Person.

(b)	The term “Company Group” shall mean the Company and its consolidated direct and indirect Subsidiaries, including without limitation, BudaSolar.

(c)
The term “Company Group EBITDA” shall mean the net income of the Company Group for each of the five “Measuring Years” (as that term is defined in Clause 4.2 below), before deduction for interest, taxes, depreciation of tangible assets and amortization of intangible assets, all as determined by the auditors for Solar Thin engaged to audit the consolidated financial statements of Solar Thin, including its Company Group.

(d)	The term “HUF” mean Hungarian Florint.

(e)	The term “PV Equipment” means the machinery, equipment, software and computer hardware required to be installed at a PV Facility to enable a Person to manufacture and produce PV Modules;

(f)	The term “PV Facility” means a turn-key manufacturing facility including PV Equipment, converters, land and building to enable a Person to produce PV Modules;

(g)	The term “PV Modules” means amorphous silicon (“aSi”) photovoltaic solar panels or modules capable of producing solar power’

(h)	The term “Subsidiary” shall mean BudaSolar and any other Person more than a majority of the share capital of which is owned directly or indirectly (through another Subsidiary) by the Company.

1.8
The Executive shall perform his duties in accordance with Hungarian law and more particularly within the provisions of all statutes governing the operation of businesses located in Hungary, this Agreement, the Shareholders Agreement signed by the shareholders of the Company, the Articles of association and by-laws of the Company, the rules of procedure of the Board of Directors of the Company and in accordance with such general and special directions and instructions which may be given to him by the Board of Directors of the Company, or the General Meeting of the Company from time to time.

1.9
The business of the Company, BudaSolar and the Company Group shall be managed by the Board of Directors of the Company. In such connection, transactions and decisions which require the approval and consent of the Board of Directors of the Company shall include, the following:

(a)	the sale of the business of the Company, or any part thereof;

(b)	the purchase of any businesses;

(c)	the establishment or closing of branches, divisions or subsidiaries;

(d)	any material structural changes with respect to the organisation, employees or business activities of the Company;

(e)	except as previously approved by the board of directors as part of the annual Budget and Plan contemplated by the Operating Guidelines, the purchase, sale, lease or charge of real property;

(f)
except as previously approved by the board of directors as part of the annual Budget and Plan contemplated by the Operating Guidelines, the purchase, sale, lease or charge of any equipment having a value in excess of USD $25,000;

(g)	the taking up of loans or other credit facilities;

(h)	the making of loans or entering into any credit facilities;

(i)	the granting of guarantees or other forms of indemnities or security;

(j)
the conclusion of any contracts which obligates the Company or BudaSolar for USD $100,000 or more, or which cannot otherwise be unilaterally cancelled by the Company or BudaSolar on 60 days notice or less, including without limitation, the acceptance of all purchase orders for PV Equipment, PV Facilities or PV Modules;

(k)
except as previously approved by the board of directors as part of the annual Budget and Plan contemplated by the Operating Guidelines, the increase in compensation of any employees, or the establishment of general or special pension schemes, profit sharing schemes or bonus schemes with the employees of the Company;

(l)	any transaction involving any officer or director of the Company; or

(m)	the issuance of any securities, equity or other ownership interests or rights thereto of the Company or any other member of the Company Group.

2	Additional Duties of the Executive

2.1
The weekly working time of the Employee shall be 40 hours. The Employee defines his work schedule himself. The Executive shall devote the whole of his time, attention and abilities in the service of the Company, except for such time devoted to his duties as Chief Operating Officer of BudaSolar,

2.2
Without prior written consent of the Board of Directors of the Company, the Executive may not undertake other activities whether they are remunerated or not, except of academic or teaching activities which do not interfere with the Executive’s duties and obligations to the Company, BudaSolar and the Company Group.

3	Power to sign for the Company

3.1
Subject at all times to the Operating Guidelines and the approval of the President of the Company, the Executive is authorised to sign on behalf of the Company and BudaSolar in all matters concerning the day-to-day business of the Company and BudaSolar, and subject to the power to sign for the Company and BudaSolar set out in the relevant articles of association.

4	Remuneration

4.1
Salary. The Executive's annual gross salary shall be the HUF amount equal to USD $200,000 per annum, payable in monthly installments of HUF equal to (U.S.) $16,666.66 each (the “Monthly Salary”); which Monthly Salary shall be payable in arrears within five days after the last business day of each month in HUF. The basis of the calculation of the HUF amount shall be the daily USD/HUF exchange rate of the Hungarian National Bank set out on the last business day of each month. The annual gross salary shall be subject to annual review by the board of directors of the Company. Such annual gross salary and Monthly Salary shall be paid to the Executive in HUF.

4.2
Annual Bonus.  Not less than 120 days after the end of each of the five (5) following calendar years: (a) 1 January 2009 and ending 31 December 2009 (the “2009 Calendar Year”), (b) 1 January 2010 and ending 31 December 2010 (the “2010 Calendar Year”), (c) 1 January 2011 and ending 31 December 2011 (the “2011 Calendar Year”), (d) 1 January 2012 and ending 31 December 2012 (the “2012 Calendar Year”), and (e) 1 January 2013 and ending 31 December 2013 (the “2013 Calendar Year”), the Executive and Istvan Krafscik (“Krafscik”) shall be entitled to receive and share (in equal 50/50 amounts) a bonus (the “Annual Bonus”) which shall equal five percent (5%) of the amount, if any, by which the “Company Group EBITDA” (as defined below) shall exceed the minimum amounts set forth below in each of the five calendar years indicated below (the “Measuring Years”); provided, however that in no event shall the Annual Bonus payable in each Measuring Year in question exceed the Maximum Bonus set forth below :

	2009 Calendar Year	2010 Calendar Year	2011 Calendar Year
Minimum EBITDA	$2,000,000	$5,000,000	$8,000,000

Maximum Bonus	$1,000,000	$1,500,000	$2,000,000

	2012 Calendar Year	2013 Calendar Year
Minimum EBITDA	$2,000,000	$5,000,000

Maximum Bonus	$2,500,000	$3,000,000

The foregoing Annual Bonus and Maximum Bonus, although expressed in United States dollars, shall be calculated in HUF and paid to the Executive and Horvath in HUF at the actual USD/HUF exchange rate published by the Hungarian National Bank on the day of the payment.

5	Motor Car

5.1
The Company shall provide the Executive with a car of a type which the Company deems suitable for the Executive's position and area of responsibility. In connection with the commencement of the employment a car will be made available to the Executive and any subsequent replacements must be approved by the Board of Directors. The value of the car shall be in the range of HUF 15,000,000 (approximately USD $90,000). The Company shall cover all operating costs of said car related to use in Hungary or to business use abroad. If the Executive uses the car for private purposes outside Hungary, the Executive shall pay all expenses related thereto.

5.2
If this Agreement is terminated with or without notice and regardless of the reason therefor, the Executive shall return the car to the Company on the day from which his duties are suspended. The Executive is not entitled to exercise a retention right or lien on the car. Instead, the Executive shall receive a monthly amount equivalent to the fiscal value of the free car arrangement described in Clause 5.1 until the end of the period for which the Executive receives salary.

6	Telephone

6.1	The Company will provide the Executive with free mobile telephone, to be used primarily for business purposes. Any and all costs payable after the use of the phone shall be borne by the Company.

6.2
If this Agreement is terminated with or without notice and regardless of the reason therefor, the Executive shall deliver the mobile telephone back to the Company on the day from which his duties are suspended. The Executive is not entitled to exercise a retention right or lien on the mobile telephone. Instead, the Executive shall receive a monthly amount equivalent to the fiscal value of the free mobile telephone described in Clause 6.1 until the end of the period for which the Executive receives salary. The Executive is entitled to keep and use the same telephone number after the termination.

7	Other Expenses

7.1
The Company shall reimburse the Executive for all reasonable expenses incurred in connection with travelling and entertainment on behalf of the Company in accordance with the relevant rules of the Company in force from time to time. The Executive shall not later than the first working day of each month submit a statement of his travelling and other expenses together with invoices for the previous month to the Company. [At the same time the Executive shall submit a copy of this material to a board member designated by the Board of Directors to approve such statements. The Board of Directors shall be entitled to establish a budget for such expenses.] Should the Company’s EBITDA be positive then in case of traveling over the distance of 3000 km the Executive is entitled to business class tickets.

8	Holidays

8.1	The Executive shall be entitled to paid annual holidays according to the relevant provisions of the Hungarian Labor Code.

8.2	The Executive shall decide the periods for his holidays after due consideration of the Company's business and after prior notification of the Board of Directors of the Company.

8.3
The Executive shall take his annual holidays within each current holiday year and any holidays not taken in any holiday year cannot be carried forward as transferred to a subsequent holiday year. No special holiday pay is payable to the Executive. In case of termination, the Executive shall take any accrued holidays during the period of notice and shall not be entitled to any kind of compensation if he has not been able to take holidays accrued prior to the termination date of this Agreement except for the case when the accrued holidays exceed the term of the notice while the Executive has to work. In this case the Executive is entitled to compensation for such excess.

9	Sickness

~~9.1~~	The Executive is entitled to receive his salary during any periods of sickness as set out by the Hungarian Labor Code.

10	Insurance

10.1	The Company shall take out accident insurance covering the Executive fully against personal accident in Hungary and abroad whether during working hours or on holidays.

10.2	The insurance shall include coverage in respect of accidental death or accidental permanent disablement.

11	Confidentiality etc.

11.1
The Executive shall keep secret and shall not at any time whether during this employment or after the termination thereof for whatever reason use for his own and/or any other person's advantage or disclose to any third party any information about the Company, BudaSolar the Company Group, Solar Thin or other group companies' internal matters, including especially in relation to the financial situation, business activities, customers and employees, in so far as such information is confidential or a business secret.

11.2
The Executive shall promptly communicate to the Company all ideas, inventions, modifications, improvements, processes, formulae, materials, know-how, designs, models, prototypes, trademarks, sketches, drawings, plans and other matters (intellectual property) (whether or not capable of protection by any contractual, statutory or other form of protection of intellectual property) which at any time during the term of the Executive's employment the Executive alone or jointly with others may devise or discover in the course of the Executive's performance for the Company Group of his duties. Subject to the provisions under Hungarian laws such intellectual property rights including all financial rights deriving there from shall belong to the Company Group Company or the respective Company Group company without payment of any additional consideration. The Parties agree that any fees that could otherwise be payable to the Executive are considered as covered by the remuneration of the Executive set out in this agreement as well as his share capital equity in the Company, especially with view to the fact that the development of the above mentioned intellectual property comprises an obligation of the Executive arising from his employment with the Company.

11.3
The Executive undertakes to sign such statements and permits as are required by the Company and the Company Group for the purpose of transferring, registering or obtaining the above mentioned rights in the name of the Company and the Company Group.

11.4
Upon termination of his employment for whatever reason the Executive shall return to the Company all material, reports, manuals, correspondence, files, customer lists and other material belonging to the Company. The Executive shall not be entitled to exercise a retention right or lien on such materials.

12	Termination; Severance Pay

12.1	The employment shall automatically terminate 31 December 2014 as set out in Clause 1.1.

12.2
(a)  Beyond the case in Clause 12.1. the employment relationship can be terminated prior to 31 December 2014 by (i) mutual agreement, by (ii) extraordinary termination, or (iii) upon exercise of the “Call Option” or the “Buy-Out Option” (as those terms are defined in the Share Exchange Agreement) and the payment to the Executive in cash of the full Call Option Price or Buy-Out Option Price (as those terms are defined in the Share Exchange Agreement).

(b)  In the event that:

(i) the Call Option or the Buy-Out Option is exercised and paid in full and the Company thereafter elects to terminate the employment of the Executive pursuant to clause (iii) of Clause 12.2(a) above for reasons other than an extraordinary termination, or

(ii) the Executive shall terminate this Agreement by reason of the occurrence of one or more events described in Clause 12.2(d) below,

then and in either event, the non-competition provisions set forth in Section 8.4 of the Share Exchange Agreement shall terminate.

(c)  The Company or the Executive may terminate the employment relationship by extraordinary termination in the event that the other party (i) willfully or by gross negligence commits a grave violation of any substantive obligations arising from the employment relationship, or (ii) otherwise engages in conduct rendering further existance of the employment relationship impossible.

For the avoidance of doubt, the Company shall have grounds for extraordinary termination of the employment of the Executive, if the Executive (a) is convicted of any crime or other felony, (b) misappropriates any funds, business, opportunity or other benefit belonging to the Company, (c) engages in any competitive activities, (d) fails to devote his full business and professional time to the affairs of the Company and the Company Group, (e) is in material breach of his obligations under this Agreement or otherwise fails or refuses, after written notice of not less than twenty (20) days, to following the reasonable requests and direction of the Board of Directors of the Company, or (f) engages in any other act or omission that would constitute gross negligence, fraud or dereliction of his duties hereunder. In any of these events committed by the Executive, the Executive shall be entitled to receive no further benefits (including Annual Bonus) under this Agreement from and after the date of termination.

(d)  Grounds for extraordinary termination by the Executive are limited to (i) a material change without just cause in the nature of the Executive’s duties hereunder, (ii) the failure by the Company to timely pay the compensation to which the Executive shall be entitled to receive under this Agreement, (iii) after the expiration of all periods to cure any such default, the failure of Solar Thin Films, Inc. to perform the material covenants and agreements on its part to be performed under Section 8.5 of the Share Exchange Agreement (the “Buy-out Right”) or Section 8.6 of the Share Exchange Agreement (the “Call Option”), or (iv) after the expiration of all periods to cure any such default, the failure of Solar Thin Films, Inc. or the Company to perform any of the material covenants and agreements on their part to be performed under the Shareholders Agreement among the Company and its shareholders, including the Executive.

12.3	If the Company terminates the employment of the Executive in for any reason other than as described in Clause 12.2. then the Executive shall be entitled to receive severance pay equal to

(a) his Monthly Salary (payable in equal monthly installments) for a period equal to the duration of the five (5) year period of the Executive’s non-competition agreement set forth in the Stock Exchange Agreement (unless the Company and the Executive mutually agreement to terminate such non-competition agreement; in which event severance pay shall be limited to three months salary commencing from the date of termination of such non-competition agreement), and

(b) any Annual Bonus to which the Executive would otherwise be entitled to receive in the Measuring Year in which such termination occurs but at least an Annual Bonus equal to the amount of the Annual Bonus received by the Executive through the twelve (12) month period prior such termination.

12.4
In case of termination the Company is obliged to hand over the salary, the reimbursement of the remaining vacation leave, certifications to the Executive that are due to the Executive according to the rules of the Labor Code on the last working day of the Executive.

12.5	On the information set forth in Clause 76 (7) of the Labour Code:

1. Standard work order: The Executive has flexible work order.

2. Other components of the salary: Annual Bonus according to Clause 4.2 of the Agreement.

3. Day of payment: in arrears within five days after the end of the last business day of each month.

4. Date of entry into work: see Clause 1.1 of the Agreement.

5. Calculation method and the granting of ordinary holiday: see Clause 8.2 and 8.3 of the Agreement. The Executive is entitled to holiday days per year established by Clause 131 of the Labour Code.

6. Notice period: none.

12.6
The provisions of this agreement shall be governed by and construed in accordance with the laws of Hungary (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction) Any dispute, controversy or claim arising out of or relating to this agreement, or the breach, termination or invalidity thereof, shall be settled exclusively in Hungarian Court.

The balance of this page intentionally left blank - signature page follows

IN WITNESS WHEREOF, this Agreement has been executed the date any year first above written in Budapest, Hungary.

STF TECHNOLOGIES, ZRT.	The Executive:

ATTILA HORVATH

The undersigned does hereby guaranty the payment and performance of the Employer under the above Employment Agreement.

SOLAR THIN FILMS, INC.

_______________________________
Peter C. Lewis, President

OPERATING GUIDELINES

1. On or before January 1st in each year (commencing 2009), the President of the Company and the Executive shall submit an annual budget and business plan for research, sales, marketing, product development and strategy, and operations, including product fulfilment (the “Budget and Plan”) to the Board of Directors of the Company for approval. If approved (or modified by the Board of Directors), the Executive (subject to the approval of the President of the Company) shall have the authority to operate and make expenditures within such approved Budget and Plan. As part of the Budget and Plan, the Executive shall submit to the Chief Executive Officer of Solar Thin Films, Inc., the President of the Company and the Board of Directors of the Company proposed pricing and sales terms for all PV Equipment to be sold and marketed by the Company. Any deviation from such approved Budget and Plan shall require the Board of Directors of the Company.

2. Subject to the approval of the President of the Company, the Executive will have authority to negotiate PV Equipment sales within the parameters of all such pricing and sales terms and to execute contracts and purchase orders with respect thereto on behalf of the Company and BudaSolar; provided, that the final terms and conditions of all PV Equipment sales contracts and other purchase orders shall be reviewed and approved in advance of signing by the Executive by the Board of Directors of the Company or by the Chief Executive Officer of Solar Thin Films, Inc. (pursuant to authority expressly granted to such person by or by the Board of Directors of the Company).

3. The finance and accounting group of the Company will report to the Chief Financial Officer of Solar Thin. Responsibility for auditing, reporting and compliance will reside with the Chief Financial Officer of Solar Thin, and the Controller or other senior financial officer of the Company will have a reporting relationship to the Chief Financial Officer of Solar Thin Films, Inc.. With respect to the day-to-day accounting and finance functions such as purchasing, receiving, cash management, cost accounting, the Controller or other senior financial officer of the Company will report through the Executive or such other senior officer of the Company as designated by the Executive.